Exhibit 10.1

PERFORMANCE GOALS FOR THE CHIEF EXECUTIVE OFFICER’S

2009 FISCAL YEAR BONUS

Performance Criteria	Goals and Minimum and Maximum Thresholds	Allocation of Target Amount ($) (1)
San Jose Water Company Return on Equity for the 2009 Fiscal Year	Target Goal: 10.13% Minimum Threshold: At least 9.13% Maximum Goal: At least 11.13%	$79,170

Compliance (Environmental)	Maximum Goal: Zero water quality or other environmental violations (Target Goal and Minimum Threshold are not applicable).	$19,790

San Jose Water Company Operational Goals (2)	Target Goal: Achieve 80% of identified key water industry objectives measured primarily in terms of service, reliability and efficiency. Minimum Threshold: Achieve 70% of identified water industry objectives. Maximum Goal: Achieve 90% of identified key water industry objectives.	$19,790

(1)	The 2009 target bonus amount is equal to $118,750 (or 25 percent of Mr. Roth’s base salary) which is the level of target bonus provided pursuant to his employment agreement. Mr. Roth’s 2009 base salary is $475,000. The actual bonus may range from 0 percent to 150 percent of the target amount based on the Committee determination of the achievement of the performance goals:

•	If the goal is attained, 100 percent of the allocated amount will be paid.

•	If only the minimum threshold is attained, then 50 percent of the allocated amount will be paid.

•	If the maximum goal is attained, then 150 percent of the allocated amount will be paid.

•	Should the actual level of attainment of any such performance goal be between two of the designated levels, then the bonus potential will be interpolated on a straight-line basis.

(2)	The key water industry objectives will be established by March 31, 2009.